Exhibit 99.1

News Release

Charlotte's Web Announces Shareholder Meeting Voting Results

LOUISVILLE, Colo., – June 14, 2024 - (TSX:CWEB) (OTCQX:CWBHF) Charlotte's Web Holdings, Inc. ("Charlotte's Web" or the "Company") is pleased to announce the results from its 2024 annual general and special meeting of shareholders held on June 13, 2024, via live audio webcast (the "Meeting"). Each of the matters voted upon at the Meeting is discussed in detail in the Company's Proxy Statement dated April 29, 2024, a copy of which is available on the Company's SEDAR profile at www.sedarplus.ca and on EDGAR at www.sec.gov.

At the Meeting, all items, as detailed in the Company's Proxy Statement, were approved.

The total number of votes cast at the Meeting was 62,034,339, representing 39.4% of the total number of votes attached to the outstanding voting shares of the Company. According to the proxies received, the results of the vote for the election of directors were as follows:

Nominee	# Votes For	% Votes For	# Votes Withheld	% Votes Withheld
Jonathan Atwood	23,194,494	94.6%	1,312,418	5.4%
Matthew McCarthy	23,263,588	94.9%	1,243,324	5.1%
Angela McElwee	23,322,998	95.1%	1,183,914	4.9%
William Morachnick	23,295,258	95.0%	1,211,654	5.0%
Jared Stanley	23,333,518	95.2%	1,173,394	4.8%
Maureen Usifer	23,337,133	95.2%	1,169,779	4.8%

Two new members were appointed to the Board at the meeting:

Jared Stanley

Jared Stanley is a Co-Founder of Charlotte’s Web and a former director of the Company. He has served multiple executive roles for the Company since its inception in 2013. Most recently, Mr. Stanley was the Chief Commercial Officer (“CCO”), overseeing Cultivation & Breeding, Research & Development, Sales, New Product Development, Science and legislative activities at the state and federal level for consumer access and industry advocacy. Prior to assuming the position of CCO, Mr. Stanley served as Chief Operating Officer from May 2022 through September 2023, Chief Cultivation and Innovation Officer from December 2021 through May 2022, and Chief Cultivation Officer from March 2019 through December 2021. Mr. Stanley has more than 15 years’ experience in the cannabis and hemp industry and has built the Company’s cultivation divisions from the ground up, creating first-of-its-kind scalable and consistent hemp raw material supply systems across three States and Canada. As a Co-Founder and the Company’s former CCO, Mr. Stanley has been featured in global press, media and public events speaking to the Company’s mission-driven story, market-leading products, and proprietary technologies. Mr. Stanley served on the Board of Directors of the Company from January 2018 through March 2021. He also served on the Board of Directors of AJNA Holdings PBC from April 2021 through May 2022. Mr. Stanley graduated from Colorado State University with a degree in Applied Human Sciences.

Following his reappointment to the Board, effective June 13, 2024, Mr. Stanley resigned as CCO, and will continue as a paid consultant to assist in legislative and cultivation matters as needed.

Maureen Usifer

Ms. Usifer has worked within the consumer products industry for over 30 years and held leadership positions for over 20 years. Ms. Usifer was a member of the Green Mountain Care Board, a regulatory board appointed by the Governor in Vermont responsible for approving hospital budgets, insurance rates and capital projects, from 2017 to 2021. Ms. Usifer served as CFO of Seventh Generation Inc., a B-Corp that is a distributor of its brand of household and personal care products, from 2012 to 2016. From 1996 to 2012, Ms. Usifer served in various roles with Church & Dwight, a major producer of baking soda and consumer products. Ms. Usifer served as Vice President of Investor Relations, Senior Finance Director, Divisional CFO, and controller during her tenure at Church & Dwight. She currently serves on the Board of Directors of BlackRock TCP Capital Corp., a Nasdaq listed company where she chairs the audit committee and is a member of the governance committee and Liberty All-Star Funds a NYSE listed company where she also chairs the audit committee and is a member of the governance committee. She previously served on the Board of Directors of BlackRock Capital Investment Corporation. Other private board roles include BlackRock Private Credit Fund, BlackRock Direct Lending Corp. and PC Construction. Ms. Usifer received an undergraduate degree in business from St. Michael’s College and an M.B.A. in Finance from Clarkson University.

Detailed results of the matters considered at the Meeting are reported in the Report of Voting Results as filed on the Company's SEDAR profile at www.sedar.com.

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About Charlotte's Web Holdings, Inc.

Charlotte's Web Holdings, Inc., a Certified B Corporation headquartered in Louisville, Colorado, is the market leader in innovative hemp extract wellness products that includes Charlotte’s Web whole-plant full-spectrum CBD extracts as well as broad-spectrum CBD certified NSF for Sport®. Charlotte’s Web is the official CBD of Major League Baseball©, Angel City Football Club and the Premier Lacrosse League. Charlotte's Web branded premium quality products start with proprietary hemp genetics that are North American farm-grown using organic and regenerative cultivation practices. The Company's hemp extracts have naturally occurring botanical compounds including cannabidiol ("CBD"), CBN, CBC, CBG, terpenes, flavonoids, and other beneficial compounds. Charlotte’s Web product categories include CBD oil tinctures (liquid products) CBD gummies (sleep, calming, exercise recovery, immunity), CBN gummies, CBD capsules, CBD topical creams and lotions, as well as CBD pet products for dogs. Through its substantially vertically integrated business model, Charlotte’s Web maintains stringent control over product quality and consistency with analytic testing from soil to shelf for quality assurance. Charlotte’s Web products are distributed to retailers and health care practitioners throughout the U.S.A, and online through the Company's website at www.charlottesweb.com.

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For more information:

Cory Pala

Director of Investor Relations

(720) 484-8930

Cory.Pala@CharlottesWeb.com